Exhibit 99.3

Conakry, le 10 mars 2017

Protocole Tripartite

Nous, l’ONAP, représentant aux présentes le Gouvernement de Guinée, SAPETRO, une société pétrolière internationale, et HDYN (Une filiale en propriété exclusive à 100% de SCS Corporation, Entrepreneur du CPP daté du 22 septembre 2006, modifié le 25 mars 2010 et le 21 septembre 2016), ci-après désignés les Parties, avons convenu conjointement par les présentes que :

•                  Notre objectif commun est le forage du puits Fatala, en sécurité et de la manière la plus efficace, et que dans l’éventualité d’une découverte et par accord unanime, nous procéderons au forage d’un nombre optimal de puits d’exploration de suivi, conformément aux modalités et aux conditions du CPP, afin de maximiser la valeur du CPP au profit de la République de Guinée et de tous les investisseurs parties prenantes et en conformité aux dispositions de l’avenant du CPP, le début des travaux du forage étant fixé au plus tard le 30 Mai 2017.

•                  SAPETRO et HDYN s’engagent à prendre toutes les mesures raisonnables pour négocier et finaliser les Documents de la Transaction (Accord de cession de participation, Acte de Cession et Contrat d’exploitation commune, et autres documents pouvant être requis) en conformité avec le CPP et les avenants sus mentionnés et les soumettre au Gouvernement pour approbation au plus tard le 10 Avril 2017;

•                  Après la signature des parties prenantes et l’accord du Gouvernement a autoriser le projet, Sapetro procèdera à la mise en place de la garantie sécuritaire à hauteur de 5 Millions de dollars tel que prescrit dans le second amendement.

•                  Pendant que HDYN, conjointement avec SAPETRO et en collaboration avec le Gouvernement, travaillera à la rédaction et négociera l’accord sur les Documents de la Transaction et les Avenants ultérieurs au CPP, le Gouvernement fournira des assurances adéquates, sans préjudice du maintien de des droits et des obligations de toutes les parties mais en agissant de bonne foi et raisonnablement, relatives à la validité du CPP existant (et de ses Avenants) afin de permettre à HDYN et à SAPETRO d’entreprendre:

•                  la négociation des Documents de la Transaction et d’obtenir toutes les approbations nécessaires y afférentes de la part du Gouvernement;

•                  de mobiliser un ensemble de ressources sous forme de contrats, de financement et de personnel pour commencer le forage et accomplir les opérations de forage relatives au puits Fatala [ainsi qu’aux puits d’exploration et aux travaux ultérieurs] ;

•                  Les Parties conviennent par les présentes que les objectifs ci-dessus devraient être atteints au plus tard le 10 avril 2017.

/s/ Diakaria Koulibaly

Diakaria Koulibaly
Directeur Général
ONAP

/s/ Ray Leonard

Ray Leonard
Président et Directeur Général
Hyperdynamics

/s/ Dale Rollins

Dale Rollins
Directeur Général
SAPETRO